EXHIBIT 21.1

SUBSIDIARIES OF
NORTH AMERICAN MINERALS GROUP, INC.

American Mining Corp., Inc.	(Delaware)	100% owned
Global Infrastructures Partners, Inc.	(Delaware)	100% owned